EXHIBIT 99.1
NEWS RELEASE
For further information contact:
Greg Rosenstein                    Cathy Green
Manager of Investor Relations      Chief Financial Officer
(713) 430-1100                     (713) 430-1100

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 21, 1997

  AMERICAN OILFIELD DIVERS NAMES KEVIN C. PETERSON
  EXECUTIVE VICE PRESIDENT OF AOD, AND PRESIDENT OF
               AOD's TECHNOLOGY GROUP

  Houston,  TX  --  American  Oilfield  Divers,  Inc.
(Nasdaq:   DIVE)   announced   today  that  Kevin  C.
Peterson,  President and Chief Executive  Officer  of
Coflexip  Stena   Offshore,   Inc.,  has  been  named
Executive  Vice President of AOD,  and  President  of
AOD's technology  group.   Peterson  will oversee the
development of AOD's growing technical services group worldwide, which includes the development of Hard
Suits Inc. Peterson will also serve as a Director of AOD for a term expiring in 1998.

  "We are extremely  pleased  to be adding someone of
Kevin's caliber to our senior management  team," said
Rod Stanley, President and Chief Executive Officer of
American Oilfield Divers. "His more than 20  years of
experience  and proven leadership skills in the  area
of  remote  intervention   will  fit  well  with  our
previously  stated  strategies   of   expanding  into
deepwater and international markets.  To  make  those
strategies  succeed,  we  want  to  develop technical
solutions to satisfy our clients' needs  and add top-
notch  personnel  to  manage  these  functions.   The
addition of Kevin's dynamic personality and industry expertise represents an important step, and will assist us in attracting other capable personnel.
Going forward, we expect Kevin to also assist in other areas of the Company."

  As President and CEO  of  Coflexip  Stena Offshore,
Inc., the U.S. subsidiary of Coflexip Stena  Offshore
Group (Nasdaq: CXIPY), Peterson was responsible for managing the Company's U.S. offshore businesses, including Perry Tritech Inc., a manufacturer of ROVs, and DUCO Inc., a manufacturer of control umbilicals
(underwater cables that carry hydraulic, electrical or data signals).

  At Perry Tritech, Inc.,  Peterson served as General
Manager  International  Group   from   1984-90,   and
President  and  CEO  from  1990-97.  Under Peterson's
tenure as President and CEO,  the  company's  revenue
grew  from  approximately  $3 million to $30 million.
In addition, Peterson managed  sales,  marketing  and
customer   service  efforts,  and  developed  support
services for sales and service of Perry Tritech's products worldwide. Perry Tritech was acquired by Coflexip Stena Offshore Group in December 1992.

  From 1980-84,  Peterson  was Vice President-General
Manager of JERED/Oceaneering  International, Inc.  As
General  Manager  for  Oceaneering,  he  managed  the
company's Americas Region  fleet of ROVs, atmospheric
diving  systems  and survey groups,  which  generated
revenue  of  between  $15  million  and  $25  million
annually.  Prior,  Peterson  co-founded  and co-owned
JERED,  Inc.,  where he was responsible for  offshore
ROV and AWS operations.   JERED was later acquired by
Oceaneering International.

  American  Oilfield  Divers,   Inc.,  is  a  leading
provider  of  subsea  services and related  products,
including    diving,    marine    construction    and
environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S.
West  Coast,  internationally  and  to  certain  U.S.
inland customers.

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